SCHEDULE 3.1(g)

Capitalization:

General

Our authorized capital stock consists of 75,000,000 shares of common stock at a par value of $0.01 per share and no shares of preferred stock.

Common Stock

As of February 21, 2008 53,170,000 shares of common stock are issued and outstanding and held by approximately 53 shareholders. Holders of our common stock are entitled to one vote for each share on all matters submitted to a stockholder vote.

Holders of common stock are entitled to one vote for each share of common stock owned of record on all matters to be voted on by stockholders, including the election of directors. The holders of common stock are entitled to receive such dividends, if any, as may be declared from time to time by the Board of Directors, in its discretion, from funds legally available. The common stock has no preemptive or other subscription rights, and there are no conversion rights or redemption provisions. All outstanding shares of common stock are validly issued, fully paid and non-assessable.

Preferred Stock

As of February 21, 2008, we have no preferred stock authorized.

Dividends

We have never declared or paid any cash dividends on shares of our capital stock. We currently intend to retain earnings, if any, to fund the development and growth of our business and do not anticipate paying cash dividends in the foreseeable future.

Our payment of any future dividends will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, cash needs and growth plans.

Warrants

As of February 21, 2008, we have 9,198,604 warrants outstanding.  Each warrant entitles the warrant holder to one share of our common stock. The exercise price for the warrants is $.28 per share. As the warrants have a cashless provision, we will only receive proceeds from the exercise of the warrants if the warrants are exercised for cash.

Options

As of February 21, 2008, we have not granted any stock options.

Convertible Notes

On July 31, 2007, we entered into a Securities Purchase Agreement for a total subscription amount of $3,428,571 that included Stock Purchase Warrants and Callable Secured Convertible Notes with Enable Growth Partners LP, Pierce Diversified Strategy Master Fund LLC, and Enable Opportunity Partners LP (collectively, the “Investors”).  As of the date of this Prospectus, the Investors hold Notes aggregating $2,285,714 and are obligated to issue additional Notes in the amount of $1,142,857.  The Callable Secured Convertible Notes were convertible into shares of our common stock at an initial conversion price of $0.82 per share.  We recently amended the Callable Secured Convertible Notes, however, to reduce the conversion price to $.28 per share.

Anti-Dilution. The Notes’ exercise/conversion price will be adjusted in certain circumstances such as if we issue common stock at a price below those exercise/conversion prices, except for any securities issued in connection with the Notes, if we pay a stock dividend, subdivide or combine outstanding shares of common stock into a greater or lesser number of shares, or take such other actions as would otherwise result in dilution of the Investors’ position.  In particular, if, at any time while the Notes’ are outstanding, we grant any option to purchase, or issue, any common stock at a price per share that is lower than the conversion price of $.28 then the exercise/ conversion price shall be reduced to equal the lower price per share offered in such grant, issuance or sale.

Warrants

Based on our aforementioned financing, we issued to the Investors and Midtown Partners, LLC five (5) year Warrants to purchase shares of our common stock, exercisable at $1.12 per share, except that the Warrants contain anti-dilution protections which in certain circumstances may result in a reduction to the exercise price.  We recently amended the warrants, however, to reduce the exercise price to $.28 per share.  Each Warrant entitles the holder to one share of our common stock and is exercisable for five (5) years from July 31, 2007. The Warrants are subject to registration rights.

Enable Growth Partners – 7,108,012

Pierce Diversified Strategy Master Fund LLC – 418,120

Enable Opportunity Partners – 836,236

Midtown Partners, LLC:

Bruce Jordan                                                 -           41,812

Richard Kreger                                              -           585,365

William Crawford                                          -           83,624

Midtown Partners & Co., LLC                    -           125,435

Total                                                               -           836,236

Ratchet Dilution Protection(s).  If the Company or any Subsidiary thereof, as applicable, at any time while the Warrant is outstanding, shall sell or grant any option to purchase, or sell or grant any right to reprice, or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition) any Common Stock entitling any Person to acquire shares of Common Stock, at an effective price per share less than the $0.28 Exercise Price (such lower price, the “Base Share Price” and such issuances collectively, a “Dilutive Issuance”) (if the holder of the Common Stock or Common Stock Equivalents so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which are issued in connection with such issuance, be entitled to receive shares of Common Stock at an effective price per share which is less than the Exercise Price, such issuance shall be deemed to have occurred for less than the Exercise Price on such date of the Dilutive Issuance), then the Exercise Price shall be reduced and only reduced to equal the Base Share Price and the number of Warrant Shares issuable hereunder shall be increased such that the aggregate Exercise Price payable hereunder, after taking into account the decrease in the Exercise Price, shall be equal to the aggregate Exercise Price prior to such adjustment.  Such adjustment shall be made whenever such Common Stock is issued.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of February 21, 2008, by: (i) each director; (ii) each person who is known to us to be the beneficial owner of more than five percent of our outstanding common stock; (iii) each of our executive officers named in the Summary Compensation Table; and (iv) all our current executive officers and directors of as a group. Except as otherwise indicated in the footnotes, all information with respect to share ownership and voting and investment power has been furnished to us by the persons listed. Except as otherwise indicated in the footnotes, each person listed has sole voting power with respect to the shares shown as beneficially owned.

Name and Address	Number of Common Shares Beneficially Owned(2)	Percent of Class
Yankuan Li (1)	12,343,424	23.2%
Fintel Group Limited	3,503,940	6.59%
Yiwen Wu (1)	250,000	0.5%
Zhihan Hu (1)	10,000	0.02%
All directors and executive officers as a group (3 in number) (3)	12,603,424	23.83%

(1) The person listed is an officer and/or director of the Company.
(2) Based on 53,170,000 shares of common stock issued and outstanding as of February 21, 2008.

3